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Genta Incorporated
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FDA Posts Briefing Documents for
Oncologic Drugs Advisory Committee Meeting on GenasenseTM

BERKELEY HEIGHTS, NJ – April 30, 2004 – Genta Incorporated (NASDAQ: GNTA) today announced that the United States Food and Drug Administration (FDA) has posted on its website briefing documents for the Oncologic Drugs Advisory Committee (ODAC) meeting on Monday, May 3, 2004. These documents include the brief submitted by the Company, a brief submitted by FDA, and several pages of errata compiled by FDA related to the Agency’s document. It is the Company’s policy not to comment on the contents of the briefing information prior to the Advisory Committee meeting. The meeting is an open public forum for the presentation and discussion of safety and efficacy information contained in the Genasense™ (oblimersen sodium) Injection New Drug Application.

The briefing information can be accessed at:
http://www.fda.gov/ohrms/dockets/ac/04/briefing/4037b1.htm

About Genta

Genta Incorporated is a pharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The company’s research platform is anchored by two major programs that center on oligonucleotides (RNA and DNA-based medicines) and small molecules. Genasense™ (oblimersen sodium) Injection, the company’s lead compound from its oligonucleotide program, is being developed with Aventis and is currently undergoing late-stage, Phase 3 clinical testing. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the company is

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exclusively marketing in the U.S. for treatment of patients with cancer-related hypercalcemia that is resistant to hydration. For more information about Genta, please visit our website at: www.genta.com.

This press release contains forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report/Form 10-K for 2003.

SOURCE: Genta Incorporated